Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed by The Sherwin-Williams Company pertaining to The Valspar Corporation Amended and Restated 2015 Omnibus Equity Plan of our reports dated December 20, 2016, with respect to the consolidated financial statements of The Valspar Corporation and the effectiveness of internal control over financial reporting of The Valspar Corporation included in The Sherwin-Williams Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 2, 2017.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 31, 2017